CONSENT OF COUNSEL

We hereby consent to the incorporation by reference in this Current Report on Form 8-K of our consent dated July 10, 2000 appearing in the PVAXX Corporation Form 8-K, filed July 10, 2000. We also consent to the reference to us under the heading "Exhibits" in such Current Report.

NADEAU & SIMMONS, P.C.

/s/ Nadeau & Simmons, P.C.

By:_______________________


Providence, RI